Exhibit 99.1

UPS Announces Executive Leadership Changes
and New Global Operating Model Effective September 1, 2026

ATLANTA, August 31, 2026 – UPS (NYSE: UPS) today announced that Kate Gutmann, Executive Vice President and President, International, Healthcare and Supply Chain Solutions, will retire for personal family reasons.

During her nearly 37-year career with UPS, Gutmann has exemplified customer-focused leadership and operational excellence. Over the last six years, she has played a central role in advancing UPS's strategic differentiation, positioning the company as the global leader in complex healthcare logistics. She also successfully guided the international business through the most significant changes in U.S. trade policy in nearly a century while delivering industry-leading operating margins across the three business units under her leadership.

"Kate represents the very best of UPS," said Carol Tomé, Chief Executive Officer of UPS. "Throughout her career, she has championed our customers, strengthened our global capabilities, and delivered exceptional results. I am incredibly grateful for her leadership, wisdom, and partnership. While September 1 will be her final day in her current role, I am pleased that Kate will continue to serve as a strategic advisor through March 2027."

“Reflecting on my journey at UPS which began with an internship and expanded to assignments around the globe, I’m deeply grateful. I want to thank my family for their support, and the executive team and our amazing employees for their unmatched drive and commitment. I’m proud of what we’ve built together and the impact we make every day helping our valued customers succeed in the global market,” said Kate Gutmann.

Gutmann will be succeeded by UPS veteran Wilfredo Ramos, who will assume her role as Executive Vice President and Chief International, Healthcare and Supply Chain Solutions Officer.

Ramos currently leads UPS's Asia Pacific and Brokerage businesses. During his more than 20 years with the company, he has held leadership positions of increasing responsibility across multiple regions and business units, helping drive growth, operational excellence, and customer-focused innovation.

Evolving into a Global Operating Model
Following the successful completion of its Amazon volume glide-down and network reconfiguration initiatives in June 2026, UPS has shifted its focus to accelerating profitable growth. To support this next chapter, UPS will evolve from an international company into a truly global enterprise through a new operating model designed to better leverage the power of its worldwide network.

The new model will enable UPS to serve customers with greater consistency, agility, and scale. It also supports the company's continued evolution from a small package carrier to a provider of integrated logistics solutions.

Under this approach, UPS will standardize critical operational processes across geographies while maintaining the flexibility necessary to meet the unique needs of local markets.

To lead this model, Nando Cesarone has been appointed Executive Vice President and Chief Global Operations Officer. In this role, Cesarone will oversee the company's global air network and gateways, surface transportation, building and engineering operations, Intelligent Network of the Future initiatives, automotive operations, and sustainability functions.

Matt Guffey has been appointed Executive Vice President and Chief U.S. Domestic Officer, with responsibility for UPS's U.S. businesses, including Small Package, Roadie, Happy Returns, The UPS Stores, and Mail Innovations.

In addition, UPS is creating a new role of Executive Vice President and Chief Global Commercial Strategy Officer, responsible for global strategy, marketing and communications, product management, and pricing. A search is underway to identify the executive who will fill this position.

"At UPS, we intend to leverage the full power of our global network," said Tomé. "By combining global standardization with local market responsiveness, we will create greater efficiency, enhance customer experience, and strengthen our ability to grow around the world."

Executive Leadership Team
Effective September 1, 2026, the following executives will report directly to the Chief Executive Officer:
•Norm Brothers, EVP and Chief Legal and Compliance Officer
•Nando Cesarone, EVP and Chief Global Operations Officer
•Brian Dykes, EVP and Chief Financial Officer
•Darrell Ford, EVP and Chief Human Resources Officer
•Matt Guffey, EVP and Chief U.S. Domestic Officer
•Wilfredo Ramos, EVP and Chief International, Healthcare and Supply Chain Solutions Officer
•Bala Subramanian, EVP and Chief Digital and Technology Officer
•TBD, EVP and Chief Global Commercial Strategy Officer

About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2025 revenue of $88.7 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 460,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. More information can be found at www.ups.com, about.ups.com and www.investors.ups.com.